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                                 EXHIBIT (3)(a)

                    FORM OF PRINCIPAL UNDERWRITING AGREEMENT

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                        PRINCIPAL UNDERWRITING AGREEMENT

     THIS PRINCIPAL UNDERWRITING AGREEMENT made and effective as of the ____ day of __________________, 2003, by and between AFSG SECURITIES CORPORATION ("AFSG"), a Pennsylvania corporation, and TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY ("TFLIC"), a New York corporation, on its own behalf and on behalf of the separate investment accounts of TFLIC set forth in Exhibit A attached hereto and made a part hereof (collectively, the "Account").

                                   WITNESSETH:

     WHEREAS, the Account was established or acquired by TFLIC under the laws of the State of New York, pursuant to a resolution of TFLIC's Board of Directors in order to set aside the investment assets attributable to certain variable life insurance and annuity contracts ("Contracts") issued by TFLIC;

     WHEREAS, TFLIC has registered or will register the Account with the Securities and Exchange Commission ("SEC") under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, TFLIC has registered or will register the Contracts under the Securities Act of 1933, as amended (the "1933 Act");

     WHEREAS, AFSG is and will continue to be registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and a member of the National Association of Securities Dealers, Inc. (the "NASD") prior to the offer and sale of the Contracts;

     WHEREAS, TFLIC shall have the Plan of Operations for the separate accounts approved by the New York Superintendent of Insurance;

          WHEREAS, AFSG may not assign or delegate its responsibilities without prior written consent of the TFLIC Board and approval by the New York Superintendent of Insurance;

     WHEREAS, TFLIC proposes to have the Contracts sold and distributed through AFSG, and AFSG is willing to sell and distribute such Contracts under the terms stated herein; and

     WHEREAS, this Agreement may only be amended by written consent of both TFLIC and AFSG, provided that such amendment is submitted to and approved by the New York Superintendent of Insurance.

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     NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

     1. Appointment as Distributor/Principal Underwriter. TFLIC grants to AFSG the exclusive right to be, and AFSG agrees to serve as, distributor and principal underwriter of the Contracts during the term of this Agreement. AFSG agrees to use its best efforts to solicit applications for the Contracts and otherwise perform all duties and functions which are necessary and proper for the distribution of the Contracts.

     2. Prospectus. AFSG agrees to offer the Contracts for sale in accordance with the registration statements and prospectus therefor then in effect. AFSG is not authorized to give any information or to make any representations concerning the Contracts other than those contained in the current prospectus therefor filed with the SEC or in such sales literature as may be authorized by TFLIC.

     3. Considerations. All premiums, purchase payments or other moneys payable under the Contracts shall be remitted promptly in full together with such application, forms and any other required documentation to TFLIC or its designated servicing agent and shall become the exclusive property of TFLIC. Checks or money orders in payment under the Contracts shall be drawn to the order of "Transamerica Occidental Life Insurance Company" and funds may be remitted by wire if prior written approval is obtained from TFLIC. TFLIC shall collect premiums or establish a lock-box bank arrangement in its name for the deposit of amounts collected from policyholders (including payments of principal or interest on contract loans) from any collection facility, including intermediaries and other persons or institutions that receive remittances with respect to TFLIC's business. If a lock-box arrangement is used, TFLIC's employees will direct the disbursement of funds.

     4. Copies of Information. On behalf of the Account, TFLIC shall furnish AFSG with copies of all prospectuses, financial statements and other documents which AFSG reasonably requests for use in connection with the distribution of the Contracts.

     5. Representations. AFSG represents that it is (a) duly registered as a broker-dealer under the 1934 Act, (b) a member in good standing of the NASD and
(c) to the extent necessary to offer the Contracts, duly registered or otherwise qualified under the securities laws of any state or other

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jurisdiction. AFSG shall be responsible for carrying out its sales and underwriting obligations hereunder in continued compliance with the NASD Rules and federal and state securities and insurance laws and regulations. Further, AFSG represents and warrants that it will adopt, abide by and enforce the principles set forth in the Principles and Code of Ethical Market Conduct of the Insurance Marketplace Standards Association as adopted by TFLIC.

     6. Other Broker-Dealer Agreements. AFSG is hereby authorized to enter into written sales agreements with other independent broker-dealers for the sale of the Contracts. All such sales agreements entered into by AFSG shall provide that each independent broker-dealer will assume full responsibility for continued compliance by itself and by its associated persons with the NASD Rules and applicable federal and state securities and insurance laws, shall provide that each independent broker-dealer will adopt, abide by and enforce the principles set forth in the Principles and Code of Ethical Market Conduct of the Insurance Marketplace Standards Association as adopted by TFLIC, and shall be in such form and contain such other provisions as TFLIC may from time to time require. All associated persons of such independent broker-dealers soliciting applications for the Contracts shall be duly and appropriately registered by the NASD and licensed and appointed by TFLIC for the sale of Contracts under the insurance laws of the applicable states or jurisdictions in which such Contracts may be lawfully sold. All applications for Contracts solicited by such broker-dealers through their representatives, together with any other required documentation and premiums, purchase payments and other moneys, shall be handled as set forth in paragraph 3 above.

     7. Insurance Licensing and Appointments. TFLIC shall apply for the proper insurance licenses and appointments in appropriate states or jurisdictions for the designated persons associated with AFSG or with other independent broker-dealers that have entered into sales agreements with AFSG for the sale of Contracts, provided that TFLIC reserves the right to refuse to appoint any proposed registered representative as an agent or broker, and to terminate an agent or broker once appointed.

     8. Recordkeeping. TFLIC and AFSG shall cause to be maintained and preserved for the periods prescribed such accounts, books, and other documents as are required of them by the 1940 Act,

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and 1934 Act, and any other applicable laws and regulations. The books, accounts and records of TFLIC, of the Account, and of AFSG as to all transactions hereunder shall be maintained so as to disclose clearly and accurately the nature and details of the transactions. TFLIC (or such other entity engaged by TFLIC for this purpose), on behalf of and as agent for AFSG, shall maintain AFSG's books and records pertaining to the sale of Contracts to the extent as mutually agreed upon from time to time by TFLIC and AFSG; provided that such books and records shall be the property of AFSG, and shall at all times be subject to such reasonable periodic, special or other audit or examination by the SEC, NASD, any state insurance commissioner and/or all other regulatory bodies having jurisdiction. TFLIC shall be responsible for sending on behalf of and as agent for AFSG all required confirmations on customer transactions in compliance with applicable regulations, as modified by an exemption or other relief obtained by TFLIC. AFSG shall cause TFLIC to be furnished with such reports as TFLIC may reasonably request for the purpose of meeting its reporting and recordkeeping requirements under the insurance laws of the State of New York and any other applicable states or jurisdictions. TFLIC agrees that its records relating to the sale of Contracts shall be subject to such reasonable periodic, special or other audit or examination by the SEC, NASD, and any state insurance commissioner and/or all other regulatory bodies having jurisdiction.

     All books, records and files established and maintained by any party by reason of its performance under this agreement which, in absence of this agreement, would have been held by TFLIC, shall be deemed the property of TFLIC. These records shall be maintained in accordance with applicable laws and regulations, including, but not limited to, New York Insurance Department Regulation NO. 152.

     9. Commissions. TFLIC shall have the responsibility for paying on behalf of AFSG (a) any compensation to other independent broker-dealers and their associated persons due under the terms of any sales agreements entered into pursuant to paragraph 6 above, between AFSG and such broker-dealers as agreed to by TFLIC and (b) all commissions or other fees to associated persons of AFSG which are due for the sale of the Contracts in the amounts and on such terms and conditions as TFLIC and AFSG determine. Notwithstanding the preceding sentence, no broker-dealer, associated person or other

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individual or entity shall have an interest in any deductions or other fees payable to AFSG as set forth herein.

     10. Expense Reimbursement. TFLIC shall reimburse AFSG for all costs and expenses incurred by AFSG in furnishing the services, materials, and supplies required by the terms of this Agreement. The expense to be paid by TFLIC for the services under this agreement must be actual cost incurred by AFSG to provide such services so that neither party shall receive a profit nor suffer a loss. Expenses will be classified and allocated in accordance with New York State Insurance Department Regulation No. 33. AFSG shall submit within 30 days prior to the end of each quarter a statement of the estimated amount of the apportioned expenses for such quarter and TFLIC shall remit payment within 15 days following receipt of such statement. Within 60 days after the end of each fiscal year, AFSG shall submit a statement of actual apportioned expenses for such fiscal year. The difference between the amount of estimated and actual expenses shall be paid to either party, as the case may be, within 15 days of the receipt of the statement of actual apportioned expenses. Records of such expenses shall be subject to audit at all times by TFLIC and its Regulators.

     11. Indemnification. TFLIC agrees to indemnify AFSG for any losses incurred as a result of any action taken or omitted by AFSG, or any of its officers, agents or employees, in performing their responsibilities under this Agreement in good faith and without willful misfeasance, gross negligence, or reckless disregard of such obligations.

     12. Regulatory Investigations. AFSG and TFLIC agree to cooperate fully in any insurance or judicial regulatory investigation or proceeding arising in connection with Contracts distributed under this Agreement. AFSG and TFLIC further agree to cooperate fully in any securities regulatory inspection, inquiry, investigation or proceeding or any judicial proceeding with respect to TFLIC, AFSG, their affiliates and their representatives to the extent that such inspection, inquiry, investigation or proceeding or judicial proceeding is in connection with Contracts distributed under this Agreement. Without limiting the foregoing:

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     (a)  AFSG will be notified promptly of any customer complaint or notice of any regulatory inspection, inquiry investigation or proceeding or judicial proceeding received by TFLIC with respect to AFSG or any representative or which may affect TFLIC's issuance of any Contracts marketed under this Agreement; and

     (b) AFSG will promptly notify TFLIC of any customer complaint or notice of any regulatory inspection, inquiry, investigation or judicial proceeding received by AFSG or any representative with respect to TFLIC or its affiliates in connection with any Contracts distributed under this Agreement.

     In the case of a customer complaint, AFSG and TFLIC will cooperate in investigating such complaint and shall arrive at a mutually satisfactory response.

     13.  Termination.

     (a) This Agreement may be terminated by either party hereto upon 60 days' prior written notice to the other party.

     (b) This Agreement may be terminated upon written notice of one party to the other party hereto in the event of bankruptcy or insolvency of such party to which notice is given.

     (c) This Agreement may be terminated at any time upon the mutual written consent of the parties hereto.

     (d) AFSG shall not assign or delegate its responsibilities under this Agreement without the written consent of TFLIC.

     (e) Upon termination of this Agreement, all authorizations, rights and obligations shall cease except the obligations to settle accounts hereunder, including payments or premiums or contributions subsequently received for Contracts in effect at the time of termination or issued pursuant to applications received by TFLIC prior to termination.

     (f) If any software that is used in the performance of the services under this agreement is not readily available from a third party vendor, TFLIC shall be granted perpetual right to use such software.

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     14.  Regulatory Impact. This Agreement shall be subject to, among other laws, the provisions of the 1940 Act and the 1934 Act and the rules, regulations, and rulings thereunder and of the NASD, from time to time in effect, including such exemptions from the 1940 Act as the SEC may grant, and the terms hereof shall be interpreted and construed in accordance therewith.

     AFSG shall submit to all regulatory and administrative bodies having jurisdiction over the operations of the Account, present or future; and will provide any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws or regulations.

     15. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     16. Choice of Law. This Agreement shall be construed, enforced and governed by the laws of the State of Iowa.

     17. No Assignment. Neither party may assign its interest in this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

     18. Disputes. Any dispute between AFSG and TFLIC shall be submitted to a board of arbitration comprised of unaffiliated arbitrators. Arbitration is the sole remedy for disputes arising under this agreement. Arbitration should be held New York. Expenses of such arbitration shall be borne by AFSG and TFLIC equally.

     19. All advertising, sales and marketing material utilized on behalf of TFLIC by AFSG shall be subject to the prior approval of TFLIC. TFLIC shall maintain files of all such material in accordance with the New York State Insurance Department Regulation No. 34A.

     20. AFSG shall provide underwriting services to TFLIC under this agreement in accordance with the underwriting guidelines and procedures provided by AFSG by TFLIC, and TFLIC shall retain all final underwriting authority.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officials as of the day and year first above written.

AFSG SECURITIES CORPORATION             TRANSAMERICA FINANCIAL LIFE
                                        INSURANCE COMPANY

By:                                     By:
     ---------------------------------       -----------------------------------
     Frank A. Camp                           Ronald L. Ziegler

   Title: Secretary                        Title: Vice President
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                                    EXHIBIT A

                          AUSA Endeavor Target Account
                            AUSA Series Life Account
                           AUSA Series Annuity Account
                          AUSA Series Annuity Account B
              AUSA Life Insurance Company, Inc. Separate Account C
                             Separate Account VA BNY
                             Separate Account VA GNY
                             Separate Account VA HNY
                             Separate Account VL BNY
                             Separate Account VA-5NY
                             Separate Account VA-6NY
                            Separate Account VA-2LNY

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